EXHIBIT 17.3
May 9, 2008
Board of Directors
Silicon Mountain Holdings, Inc.
4755 Walnut Street
Boulder, Colorado 80301
Board of Directors
Silicon Mountain Memory, Incorporated
4755 Walnut Street
Boulder, Colorado 80301
Dear Board of Directors:
This letter will confirm my resignation as a member of the Board of Directors of Silicon Mountain Holdings, Inc. (“SMH”) and from any other offices or capacities that I hold with SMH, effective as of the close of business on May 9, 2008. My resignation from my positions with SMH is not because of a disagreement with SMH on any matter relating to SMH’s operations, policies, disclosures and/or practices, and I wish SMH great success in the future.
This letter also confirms my resignation as a member of the Board of Directors of Silicon Mountain Memory, Incorporated (“SMM”) and from any other offices or capacities that I hold with SMM, effective as of the close of business on May 9, 2008. My resignation from my positions with SMM is not because of a disagreement with SMM on any matter relating to SMM’s operations, policies, disclosures and/or practices, and I wish SMM great success in the future.
Best regards,
/s/ Eric A. Wittenberg

Eric A. Wittenberg